Exhibit 99.1

For Immediate Release

Contact: John E. Vollmer III

SVP & Chief Financial Officer

Patterson-UTI Energy, Inc.
(214) 360-7800

Patterson-UTI Energy Reports
Financial Results for Second Quarter of 2007
Board Authorizes Stock Buyback of $250 million

SNYDER, Texas – August 2, 2007 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced financial results for the three and six months ended June 30, 2007. Net income for the three-month period totaled $140 million, or $0.88 per share, compared to $172 million, or $1.00 per share for the three months ended June 30, 2006. Revenues for the just completed quarter were $523 million, compared to $637 million for the second quarter of 2006.

Net income for the six months ended June 30, 2007 totaled $255 million, or $1.62 per share, compared to net income of $331 million, or $1.91 per share for the first six months of 2006. Revenues for the six-month period were $1.1 billion, compared to $1.2 billion for the first six months of 2006.

Net income for the three months ended June 30, 2007 includes the recognition of a pretax net recovery of $41.9 million ($27.2 million after tax, or $0.17 per share) from the Receiver who was appointed to seize assets under the control of Jonathan D. Nelson. Net income for this period also includes a pretax net gain of $16.5 million ($10.7 million after tax, or $0.07 per share) from the sale of certain oil and natural gas properties and the disposal of certain other assets. Excluding these items, net income for the second quarter ended June 30, 2007 totaled $102 million, or $0.64 per share.

The Company also announced that its Board of Directors has approved a stock buyback program, authorizing purchases of up to $250 million of the Company’s common stock in open market or privately negotiated transactions.

The Company also declared a quarterly cash dividend on its Common Stock of $0.12 per share, to be paid on September 28, 2007 to holders of record as of September 12, 2007.

Cloyce A. Talbott, Patterson-UTI’s Chief Executive Officer, stated, “Average revenues per operating day during the second quarter were $19,410, compared to $20,350 in the first quarter of 2007. Average direct costs per operating day decreased to $10,570, compared to $10,720 for the first quarter of 2007.”

Mr. Talbott added, “For the quarter ended June 30, 2007, the Company had an average of 237 drilling rigs operating, including 235 rigs in the U.S. and 2 rigs in Canada. This compares to 255 rigs operating, including 243 in the U.S. and 12 in Canada, for the first quarter of 2007.”

“We estimate that our July rig count increased to 248 average rigs operating, including 239 in the U.S. and 9 in Canada,” Mr. Talbott added.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “Following the buyback of $450 million of our common shares in 2006, the decision to authorize a new stock buyback program of an additional $250 million demonstrates continued confidence in the Company’s strong cash flow and our continuing commitment to deploy capital in a manner beneficial to shareholders. We have also invested heavily in our rig fleet and remain committed to meet our customers’ demands for increasingly complex wells.”

“While mild weather conditions have contributed to a recent decline in natural gas prices, we continue to believe that a substantial increase in natural gas wells in North America will be needed to meet increasing demand and offset steep decline rates. We also believe our strong balance sheet and strategy of investing in our rig fleet and returning excess capital to shareholders will continue to serve our company well in the future,” Mr. Siegel added.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Statement of Financial Accounting Standards No. 128.

The Company will hold its quarterly conference call to discuss second quarter results today at 10:00 a.m. Eastern (9:00 a.m. Central and 7:00 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI’s Web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call Webcast will be available through August 16, 2007 at www.patenergy.com and telephone replay of the call will be available through August 9, 2007.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company has approximately 345 currently marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota, Pennsylvania and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUES	$522,558	$636,813	$1,069,659	$1,234,546
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	289,163	305,250	585,137	597,515
Depreciation, depletion and impairment	59,947	47,481	115,878	91,030
Selling, general and administrative	16,322	12,840	30,991	25,651
Embezzlement costs (recoveries)	(41,935)	673	(41,935)	4,453
(Gain) loss on disposal of assets	(16,475)	870	(16,273)	—
Other operating expenses	400	786	1,000	1,385

Total Costs and Expenses	307,422	367,900	674,798	720,034

OPERATING INCOME	215,136	268,913	394,861	514,512

OTHER INCOME (EXPENSE)
Interest expense	(831)	(55)	(1,594)	(113)
Interest income	457	2,280	826	4,631
Other	109	59	203	143

Total Other Income (expense)	(265)	2,284	(565)	4,661

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	214,871	271,197	394,296	519,173
INCOME TAX EXPENSE	75,320	99,507	138,944	188,914

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	139,551	171,690	255,352	330,259
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF RELATED
TAX EXPENSE OF $398	—	—	—	687

NET INCOME	$139,551	$171,690	$255,352	$330,946

NET INCOME PER COMMON SHARE
Basic	$0.90	$1.02	$1.64	$1.94

Diluted	$0.88	$1.00	$1.62	$1.91

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	155,527	168,894	155,457	170,351

Diluted	157,912	171,522	157,580	172,949

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Contract Drilling:
Revenues	$419,191	$530,349	$886,689	$1,039,053
Direct operating costs (excluding depreciation)	$228,297	$235,902	$474,451	$469,676
Selling, general and administrative	$1,400	$1,733	$2,851	$3,521
Operating days	21,597	26,810	44,569	53,810
Average revenue per operating day	$19.41	$19.78	$19.89	$19.31
Average direct operating costs per operating day	$10.57	$8.80	$10.65	$8.73
Average margin per operating day	$8.84	$10.98	$9.25	$10.58
Average rigs operating	237	295	246	297
Capital expenditures	$129,913	$124,909	$283,189	$224,286
Pressure Pumping:
Revenues	$51,592	$36,010	$90,176	$67,338
Direct operating costs (excluding depreciation)	$25,777	$17,935	$46,928	$35,585
Selling, general and administrative	$4,808	$3,152	$8,876	$6,138
Total jobs	3,573	3,017	6,412	5,728
Average revenue per job	$14.44	$11.94	$14.06	$11.76
Average costs per job	$7.21	$5.94	$7.32	$6.21
Average margin per job	$7.23	$5.99	$6.74	$5.54
Capital expenditures	$14,206	$10,652	$30,631	$19,679
Drilling and Completion Fluids:
Revenues	$39,667	$59,877	$70,427	$109,058
Direct operating costs (excluding depreciation)	$32,628	$46,049	$58,019	$84,235
Selling, general and administrative	$2,436	$2,592	$4,833	$5,032
Total jobs	434	532	869	1,019
Average revenue per job	$91.40	$112.55	$81.04	$107.02
Average costs per job	$75.18	$86.56	$66.77	$82.66
Average margin per job	$16.22	$25.99	$14.28	$24.36
Capital expenditures	$1,023	$979	$2,121	$1,930
Oil and Natural Gas Production and Exploration:
Revenues	$12,108	$10,577	$22,367	$19,097
Direct operating costs (excluding depreciation, depletion and impairment)	$2,461	$5,364	$5,739	$8,019
Selling, general and administrative	$674	$728	$1,322	$1,366
Capital expenditures	$4,619	$5,856	$9,651	$10,717
Corporate and Other:
Selling, general and administrative	$7,004	$4,635	$13,109	$9,594
Other operating expenses	$400	$786	$1,000	$1,385
(Gain) loss on disposal of assets	$(16,475)	$870	$(16,273)	$—
Embezzlement costs (recoveries)	$(41,935)	$673	$(41,935)	$4,453
Capital expenditures	$—	$135	$—	$135
Total capital expenditures	$149,761	$142,531	$325,592	$256,747

	June 30,	December 31,
	2007	2006
Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$27,475	$13,385
Current assets	$586,330	$652,670
Total assets	$2,376,880	$2,192,503
Current liabilities	$346,094	$317,618
Long-term debt, less current maturities	$15,000	$120,000
Working capital	$240,236	$335,052